Exhibit 99.3

Exxon Acquisition

On November 19, 2010, our wholly-owned subsidiary, Energy XXI GOM, LLC, entered into a purchase and sale agreement (the “PSA”) with Exxon and several of Exxon’s subsidiaries to purchase certain shallow-water Gulf of Mexico shelf oil and natural gas interests for $1.01 billion in cash, subject to adjustment. The Exxon properties:

•	had estimated proved reserves as of November 30, 2010 of 49.5 MMBOE, of which 61% were oil and 68% were proved developed;

•	are located in water depths of 470 feet or less;

•	include 160 producing wells in 9 fields;

•	had average daily production of approximately 18.8 MBOED for the three months ended September 30, 2010; and

•	include approximately 180 miles of gathering lines as well as seismic data and field studies related to the properties.

The Exxon acquisition provides an opportunity to significantly increase our reserves, production volumes and drilling portfolio, while maintaining our focus on oil-weighted assets in our core area of expertise, the shallow waters of the Gulf of Mexico. The Exxon acquisition also provides us access to infrastructure and extensive acreage, complemented by seismic data and field studies. We intend to pursue our strategy of acquiring, exploiting and exploring the Exxon properties, which provide a portfolio of drilling and recompletion opportunities that we can pursue while we analyze the potential for higher-impact exploration prospects. We expect to operate approximately 94% of the Exxon properties. Upon the completion of the Exxon acquisition, we will become the third largest oil producer on the Gulf of Mexico shelf, with interests in seven of the top 11 fields on the shelf.

Pursuant to the PSA, Exxon reserved a 5% overriding royalty interest in the Exxon properties for production from depths below approximately 16,000 feet. In addition, the PSA requires us to post a $225 million letter of credit, which we intend to post under our revolving credit facility, in favor of Exxon to guarantee our obligation to plug and abandon the Exxon properties in the future.

In conjunction with the signing of the PSA, we have put in place hedges covering approximately 47% of the average daily oil production from the Exxon properties, assuming a daily average production rate of 47 MMBOE per day, of which 63% is oil for calendar years 2011 through 2013. These hedges include (i) swaps covering 2,900 barrels of oil production per day in 2011 at $89.48 per barrel, 3,400 barrels of oil production per day in 2012 at $89.06 per barrel, and 2,500 barrels of oil production per day in 2013 at $89.53 per barrel and (ii) put spreads covering 6,600 barrels per day of oil production with a floor of $75.00 per barrel of oil production and a sub-floor at $60.00 per barrel of oil production from January 2011 through December 2012.

The Exxon acquisition is subject to customary closing conditions and adjustments, such as adjustments to the purchase price to reflect revenues generated between the effective date of December 1, 2010 and the closing, which is expected by December 20, 2010. The closing of the Exxon acquisition is not conditioned upon the closing of this offering. There is no assurance that the Exxon acquisition will be completed, or that the anticipated benefits listed above will be realized.

The following table sets forth certain reserve and operating information with respect to our existing properties and the Exxon properties.

Properties	Proved Reserves (MBOE)(1)	% Oil	% Proved Developed	PV-10(2) (in thousands)	Average Daily Production for the Three Months Ended September 30, 2010 (BOED)	Producing Wells
Existing properties	75,614	63%	70%	$1,848,916	25,900	287
Exxon properties	49,467	61%	68%	$802,929	18,800	160

(1)
Estimated proved reserve volumes and values for our existing properties were calculated using the unweighted twelve-month average of the first-day-of-the-month reference prices for the period ended June 30, 2010, which were $75.76 per Bbl for oil and $4.10 per Mcfe for natural gas. Estimated proved reserve volumes and values for the Exxon properties were calculated as of November 30, 2010 using the unweighted twelve-month average of the first-day-of-the-month reference prices for the period ended November 30, 2010, which were $75.25 per Bbl for oil and $4.396 per MMBtu for natural gas.

(2)
PV-10 is a non-GAAP financial measure. For a reconciliation of PV-10 to the standardized measure for our existing properties, please see “— Our Summary Reserve and Historical Operating Data.” A reconciliation of PV-10 to the standardized measure is not available for the Exxon properties. Please see “— Exxon Properties Summary Reserve and Historical Operating Data.”

We intend to finance the Exxon acquisition with a combination of the net proceeds from this offering, borrowings under our revolving credit facility, and cash on hand, the source of which is our Parent’s recently completed equity offerings. See “— Recent Developments” and “Use of Proceeds.”